EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-8, No. 333-108317, No. 333-138552, No. 333-153246, No. 333-170571, and No. 333-174912) pertaining to the Molina Healthcare, Inc. 2000 Omnibus Stock and Incentive Plan, 2002 Equity Incentive Plan, 2002 Employee Stock Purchase Plan, 2011 Equity Incentive Plan, and 2011 Employee Stock Purchase Plan, of our reports dated February 29, 2012, with respect to the consolidated financial statements of Molina Healthcare, Inc., and the effectiveness of internal control over financial reporting of Molina Healthcare, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ ERNST & YOUNG LLP

Los Angeles, California

February 29, 2012